Exhibit 6(a) 11


                                  PORTEC, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE





                                     THREE  MONTHS
                                    ENDED SEPTEMBER 30,



                                   1995            1994

Average Shares Outstanding      4,599,347         4,605,386*

Net Income                       $954,000        $1,422,000

Per Share Amount                 $    .21        $      .31*

*  Adjusted retroactively for 10% stock dividend paid in December
   1994.